Exhibit 99.1

PHH Corporation Announces Second Quarter 2013 Results

2Q13 Net Income Attributable to PHH Corporation of $90 million or $1.58 per basic share

2Q13 Core Loss (after-tax)* of $2 million and Core Loss per Share* of $0.03

•                  Tangible book value per share* of $28.14 at June 30, 2013, up 6% from March 31, 2013

•                  2Q13 results include a $21 million pre-tax loss ($0.24 per basic share after tax) related to the termination of an inactive mortgage reinsurance agreement

•                  Sequential quarter growth in: mortgage applications (up 22%); interest rate lock commitments expected to close (up 9%); and mortgage closings (up 11%)

•                  Total loan margin of 348 bps in 2Q13, a 24 bps decrease from 1Q13 and a 33 bps decrease from 2Q12

•                  Launched private label relationship with HSBC in 2Q13, and assumed approximately $47 billion in subservicing unpaid principal balance (UPB)

•                  Fleet segment profit of $21 million, unchanged from 1Q13 and down from $22 million in 2Q12

Mt. Laurel, NJ — July 31, 2013 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended June 30, 2013.

For the quarter ended June 30, 2013, the Company reported net income attributable to PHH Corporation of $90 million or $1.58 per basic share.  Core loss (after-tax)* and core loss per share* for the quarter ended June 30, 2013, were $2 million and $0.03, respectively.  These results include a $21 million pre-tax loss ($0.24 per basic share after tax) related to the termination of an inactive mortgage reinsurance agreement.  This transaction generated $69 million of unrestricted cash of which $30 million was received in the second quarter of 2013 and $39 million was received in the third quarter of 2013.

Tangible book value per share* was $28.14 at June 30, 2013, up 6% from $26.62 at March 31, 2013.

Glen A. Messina, president and CEO of PHH Corporation, said, “Over the past year and a half, through the execution of our strategic priorities, PHH has made significant progress in placing the company in a position of strength to deal with the cyclical and dynamic nature of the mortgage industry.  In the second quarter, our financial performance reflected the impact of a rising interest rate environment, which drove an increase in the value of our mortgage servicing rights and negatively impacted our mortgage origination volume.  I’m pleased with the progress the company is making in managing through this transition period to a rising interest rate environment.  Our results were also impacted by a charge related to the commutation of our remaining Atrium reinsurance contract.  The Fleet business continued to provide solid profitability.”

Messina added, “We are taking the necessary actions to reposition our mortgage businesses for the current interest rate and regulatory environment.  We are scaling expenses to be consistent with lower expected mortgage production volumes, while maintaining our commitment to high customer service levels and accommodating the demands of the rapidly-changing regulatory environment.  In part due to recent regulatory changes, we also are seeking to amend certain private label contracts to address the fundamental changes in the industry and ensure our programs are meeting our mutual objectives.  Further, we are working to ensure that we have access to multiple funding sources aimed at lowering our capital needs and overall cost of capital.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net revenues	$822	$559	$1,552	$1,336
Income (loss) before income taxes	158	(80)	254	44
Net income (loss) attributable to PHH Corporation	90	(57)	142	18

Basic earnings (loss) per share attributable to PHH Corporation	$1.58	$(1.00)	$2.48	$0.32
Diluted earnings (loss) per share attributable to PHH Corporation	1.40	(1.00)	2.18	0.31

Weighted-average common shares outstanding:
Basic shares (in millions)	57.321	56.804	57.285	56.730
Diluted shares (in millions)	64.822	56.804	65.301	59.401

Non-GAAP Results*
Core (loss) earnings (pre-tax)	$(8)	$48	$10	$124
Core (loss) earnings (after-tax)	(2)	27	10	80

Core (loss) earnings per share	$(0.03)	$0.49	$0.18	$1.41

Adjusted cash flow	$116	$26	$214	$295

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the second quarter of 2013 was $44 million, down 44% from $78 million in the second quarter of 2012 and down $1 million from the first quarter of 2013.  Segment profit declined from the second quarter 2012 primarily due to a 20% decline in IRLCs expected to close, a 33 bps decline in total loan margin and greater operating expenses as a result of higher retail origination volume.  A slight decline in sequential quarter segment profit reflected the impact of narrower total loan margin offset by 9% growth in IRLCs expected to close.

Mortgage Servicing Segment Profit

Mortgage Servicing segment profit in the second quarter of 2013 was $81 million, which included a favorable $155 million market-related fair value adjustment to our MSR, primarily from an increase in mortgage interest rates, which was offset slightly by $1 million in hedge losses.  The MSR fair value adjustment for prepayments and recurring cash flows was an unfavorable $80 million in the second quarter of 2013, compared to an unfavorable $77 million in the first quarter of 2013.  Loan servicing income includes losses associated with the termination of reinsurance agreements of $21 million and $16 million in the second quarters of 2013 and 2012, respectively.

Repurchase and foreclosure-related charges during the second quarter of 2013 decreased to $11 million from $39 million in the second quarter of 2012 and $15 million in the first quarter of 2013.  Repurchase and foreclosure-

related charges were reflective of the continued decrease in repurchase requests as the Agencies have continued to focus on reviewing loans from pre-2009 origination years.

Interest Rate Lock Commitments

IRLCs expected to close of $5.4 billion in the second quarter of 2013 declined 20% from the second quarter of 2012, primarily reflecting declining demand for refinancings attributable to rising interest rates, a decline in wholesale/correspondent volume as we remain focused on cash usage and the relative profitability of wholesale/correspondent originations, and a continued shift in mix toward fee-based production.  IRLCs expected to close increased 9% from $5.0 billion in the first quarter of 2013, driven by sequential quarter growth in home purchase volume and the addition of HSBC as a private label client, partially offset by a greater portion of our production done on a fee-for-service basis.

Total Loan Margin

Total loan margin on IRLCs expected to close for the second quarter of 2013 was 348 bps, a 24 bps decrease from the first quarter of 2013 and 33 bps less than the second quarter of 2012.  Margins narrowed in the second quarter of 2013, primarily due to rising mortgage interest rates.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Closing Volume

Total second quarter 2013 mortgage closings were $14.8 billion, a 15% increase from the second quarter of 2012.  Retail closings increased 21% in the second quarter of 2013 compared to the second quarter of 2012 and 16% compared to the first quarter of 2013, reflecting our strategy of growth in our retail channels.  Retail closings represented 91% of our total closings during the second quarter of 2013.  Fee-based closings continued to trend higher in the second quarter of 2013, increasing to 51% of total retail closings.  This was up from 43% of total retail closings in the second quarter of 2012 and 47% of total retail closings in the first quarter of 2013.  Our private label agreement with HSBC that was launched in the second quarter of 2013 did not meaningfully contribute to closing volume in the quarter.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At June 30, 2013, the UPB of our capitalized servicing portfolio was $133.1 billion, down 3% from March 31, 2013, and 10% from June 30, 2012.  These decreases reflect prepayments that were not fully offset by additions from new loan production.

At June 30, 2013, the UPB of our total loan servicing portfolio was $228.6 billion, a 26% increase from March 31, 2013, and a 19% increase from June 30, 2012.  The sequential quarter and year-over-year increases in our total loan servicing portfolio primarily reflect approximately $47 billion of subservicing UPB that we assumed from HSBC in the second quarter of 2013, partially offset by the aforementioned declines in the UPB of our capitalized servicing portfolio.

Mortgage Servicing Rights

At June 30, 2013, the book value of our mortgage servicing rights was $1.2 billion, up 22% from the end of 2012.  During the second quarter of 2013, $71 million in MSR value was added from the capitalization of new servicing rights from new loans sold in the quarter, and our MSR value increased by $155 million due to market-related fair value adjustments.  Our MSR value decreased $80 million in the second quarter of 2013 related to prepayments and the receipt of recurring cash flows, primarily attributable to continued high prepayment speeds from refinances driven by low mortgage interest rates.  We also incurred $1 million in MSR hedge losses in the second quarter of 2013.

Repurchase and Foreclosure-related Charges

Repurchase and foreclosure-related charges in the second quarter of 2013 were $11 million, down from $15 million in the first quarter of 2013, reflecting a continued downward trend of repurchase requests.  Total repurchase and foreclosure-related reserves were $191 million at the end of the second quarter of 2013, compared to $194 million at the end of the first quarter of 2013.  As of June 30, 2013, the estimated amount of reasonably possible losses in excess of total repurchase and foreclosure-related reserves was $45 million, unchanged from the end of the first quarter of 2013.  Although Fannie Mae and Freddie Mac are still expected to be complete with repurchase requests for pre-2009 origination years by the end of 2013, losses associated with government insured loan foreclosures could persist into 2014 and beyond as loans continue to work through the foreclosure process and we evaluate loans and expenses that are not eligible for insurance reimbursement.

Fleet Management Services

Segment Profit

In the second quarter of 2013, Fleet Management Services segment profit was $21 million, unchanged from the first quarter of 2013 and down from $22 million in the second quarter of 2012.  Sequential quarter segment profit remained unchanged as growth in our fleet lease income was offset by greater operating expenses.

Fleet Leasing

Net investment in fleet leases at June 30, 2013, increased 2% compared to March 31, 2013, while average leased vehicle units remained unchanged during the second quarter of 2013.  This was the result of higher-capitalized units continuing to replace lower-cost vehicles, consistent with our emphasis on service fleets.

Fleet Management Fees

In the second quarter of 2013, Fleet management fees decreased to $44 million from $45 million in the second quarter of 2012, primarily driven by lower client participation in driver safety training services.  Fleet management fees increased by $1 million compared to the first quarter of 2013 primarily attributable to sequential quarter average unit growth in our key fleet service offerings.

Liquidity Update

Liquidity at June 30, 2013, included $1.0 billion in unrestricted cash and cash equivalents.

As of June 30, 2013, we had no outstanding balances on our $305 million in total unsecured revolving credit facilities or our $119 million Canadian secured revolving credit facility.

On July 29, 2013, we amended our U.S. revolving credit agreement to increase our flexibility to repay or refinance our 2016 and 2017 unsecured notes prior to the maturity of our revolving credit facility.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, August 1, 2013, to discuss its second quarter 2013 results.  All interested parties are welcome to participate.  You can access the conference call by dialing (800) 344-6491 or (785) 830-7988 and using the conference ID 7283605 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, August 1, 2013, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through August 15, 2013, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 7283605, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2013

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES
Mortgage fees	$82	$83	$161	$163
Fleet management fees	44	45	87	92
Net fee income	126	128	248	255
Fleet lease income	343	338	675	674
Gain on mortgage loans, net	197	208	384	438
Mortgage interest income	19	21	39	46
Mortgage interest expense	(48)	(53)	(96)	(108)
Mortgage net finance expense	(29)	(32)	(57)	(62)
Loan servicing income	88	100	196	221
Change in fair value of mortgage servicing rights	75	(205)	80	(226)
Net derivative (loss) gain related to mortgage servicing rights	(1)	2	(17)	(3)
Valuation adjustments related to mortgage servicing rights, net	74	(203)	63	(229)
Net loan servicing income (loss)	162	(103)	259	(8)
Other income	23	20	43	39
Net revenues	822	559	1,552	1,336
EXPENSES
Salaries and related expenses	163	143	322	279
Occupancy and other office expenses	17	14	32	28
Depreciation on operating leases	305	303	607	604
Fleet interest expense	14	17	29	34
Other depreciation and amortization	9	6	16	12
Other operating expenses	156	156	292	335
Total expenses	664	639	1,298	1,292
Income (loss) before income taxes	158	(80)	254	44
Income tax expense (benefit)	56	(38)	88	1
Net income (loss)	102	(42)	166	43
Less: net income attributable to noncontrolling interest	12	15	24	25
Net income (loss) attributable to PHH Corporation	$90	$(57)	$142	$18
Basic earnings (loss) per share attributable to PHH Corporation	$1.58	$(1.00)	$2.48	$0.32
Diluted earnings (loss) per share attributable to PHH Corporation	$1.40	$(1.00)	$2.18	$0.31

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$1,044	$829
Restricted cash, cash equivalents and investments	349	425
Mortgage loans held for sale	1,751	2,174
Accounts receivable, net	972	797
Net investment in fleet leases	3,736	3,636
Mortgage servicing rights	1,247	1,022
Property, plant and equipment, net	76	79
Goodwill	25	25
Other assets (1)	571	616
Total assets	$9,771	$9,603

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$782	$586
Debt	6,323	6,554
Deferred taxes	705	622
Other liabilities	274	279
Total liabilities	8,084	8,041
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,662	1,526
Noncontrolling interest	25	36
Total equity	1,687	1,562
Total liabilities and equity	$9,771	$9,603

(1)   Includes intangible assets of $30 million and $31 million as of June 30, 2013 and December 31, 2012, respectively.

Segment Results

(In millions)

	Second Quarter 2013					Second Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$82	$—	$44	$—	$126	$128
Fleet lease income	—	—	343	—	343	338
Gain on mortgage loans	197	—	—	—	197	208
Mortgage interest income	16	3	—	—	19	21
Mortgage interest expense:
Asset-backed interest expense	(14)	(3)	—	—	(17)	(19)
Allocated interest expense	(19)	(12)	—	—	(31)	(34)
Loan servicing income (1)	—	88	—	—	88	100
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(80)	—	—	(80)	(60)
Market-related (2)	—	155	—	—	155	(145)
Net derivative (loss) gain related to MSRs	—	(1)	—	—	(1)	2
Other income	3	—	20	—	23	20
Net revenues	265	150	407	—	822	559
Salaries and related expenses	113	14	18	18	163	143
Occupancy and other office expenses	9	3	4	1	17	14
Depreciation on operating leases	—	—	305	—	305	303
Fleet interest expense:
Asset-backed interest expense	—	—	14	—	14	17
Other depreciation and amortization	3	1	3	2	9	6
Other expenses:
Direct origination expenses	34	—	—	—	34	32
Repurchase and foreclosure-related	—	11	—	—	11	39
Direct foreclosure and REO expenses	—	19	—	—	19	13
Cost of goods sold	—	—	20	—	20	17
Equipment and software expenses	1	4	—	5	10	9
Professional fees and consulting	8	4	1	16	29	17
Overhead Allocation - IT	13	3	7	(23)	—	—
Overhead Allocation - Other	13	3	6	(22)	—	—
Other	15	7	8	3	33	29
Other expenses	84	51	42	(21)	156	156
Total expenses	209	69	386	—	664	639
Income (loss) before income taxes	56	81	21	—	$158	$(80)
Less: income attributable to noncontrolling interest	12	—	—	—
Segment profit	$44	$81	$21	$—

(1)         Loan servicing income includes a net reinsurance loss of $20 million and $17 million for the three months ended June 30, 2013 and 2012, respectively which includes $21 million and $16 million, respectively of losses on the termination of inactive reinsurance agreements.

(2)         Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Six Months Ended June 30, 2013					Six Months Ended June 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$161	$—	$87	$—	$248	$255
Fleet lease income	—	—	675	—	675	674
Gain on mortgage loans	384	—	—	—	384	438
Mortgage interest income	35	5	—	(1)	39	46
Mortgage interest expense:
Asset-backed interest expense	(28)	(5)	—	—	(33)	(40)
Allocated interest expense	(39)	(24)	—	—	(63)	(68)
Loan servicing income (1)	—	196	—	—	196	221
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(157)	—	—	(157)	(124)
Market-related (2)	—	237	—	—	237	(102)
Net derivative loss related to MSRs	—	(17)	—	—	(17)	(3)
Other income	4	—	39	—	43	39
Net revenues	517	235	801	(1)	1,552	1,336
Salaries and related expenses	223	25	36	38	322	279
Occupancy and other office expenses	17	6	7	2	32	28
Depreciation on operating leases	—	—	607	—	607	604
Fleet interest expense:
Asset-backed interest expense	—	—	30	(1)	29	33
Allocated interest expense	—	—	—	—	—	1
Other depreciation and amortization	6	1	5	4	16	12
Other expenses:
Direct origination expenses	62	—	—	—	62	61
Repurchase and foreclosure-related	—	26	—	—	26	104
Direct foreclosure and REO expenses	—	35	—	—	35	20
Cost of goods sold	—	—	33	—	33	32
Equipment and software expenses	2	7	—	10	19	17
Professional fees and consulting	14	8	3	24	49	35
Overhead Allocation - IT	25	6	12	(43)	—	—
Overhead Allocation - Other	23	5	12	(40)	—	—
Other	32	17	14	5	68	66
Other expenses	158	104	74	(44)	292	335
Total expenses	404	136	759	(1)	1,298	1,292
Income before income taxes	113	99	42	—	$254	$44
Less: income attributable to noncontrolling interest	24	—	—	—
Segment profit	$89	$99	$42	$—

(1)         Loan servicing income includes a net reinsurance loss of $19 million for both the six months ended June 30, 2013 and 2012, which includes $21 million and $16 million, respectively of losses on the termination of inactive reinsurance agreements.

(2)         Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Loans closed to be sold	$7,897	$8,059	(2)%	$15,744	$18,736	(16)%
Fee-based closings	6,874	4,771	44%	12,346	8,047	53%
Total closings	$14,771	$12,830	15%	$28,090	$26,783	5%

Purchase closings	$5,344	$5,010	7%	$8,483	$8,860	(4)%
Refinance closings	9,427	7,820	21%	19,607	17,923	9%
Total closings	$14,771	$12,830	15%	$28,090	$26,783	5%

Retail closings - PLS	$9,503	$7,438	28%	$18,013	$13,968	29%
Retail closings - Real Estate	3,877	3,618	7%	6,908	6,578	5%
Total retail closings	13,380	11,056	21%	24,921	20,546	21%
Wholesale/correspondent closings	1,391	1,774	(22)%	3,169	6,237	(49)%
Total closings	$14,771	$12,830	15%	$28,090	$26,783	5%

Retail - PLS (in units)	24,976	21,472	16%	48,902	43,257	13%
Retail - Real Estate (in units)	15,703	14,555	8%	27,979	26,859	4%
Total retail	40,679	36,027	13%	76,881	70,116	10%
Wholesale/correspondent (in units)	6,131	8,750	(30)%	14,082	29,946	(53)%
Total closings (in units)	46,810	44,777	5%	90,963	100,062	(9)%

Loans sold	$7,989	$7,868	2%	$16,222	$19,477	(17)%
Applications	$19,704	$18,653	6%	$35,869	$36,509	(2)%
IRLCs expected to close	$5,386	$6,763	(20)%	$10,341	$13,625	(24)%
Total loan margin (in basis points)	348	381	(9)%	359	373	(4)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Mortgage fees	$82	$83	(1)%	$161	$163	(1)%
Gain on mortgage loans, net	197	208	(5)%	384	438	(12)%
Mortgage net finance expense	(17)	(17)	—	(32)	(33)	3%
Other income	3	2	50%	4	4	—
Net revenues	265	276	(4)%	517	572	(10)%
Salaries and related expenses	113	100	13%	223	193	16%
Occupancy and other office expenses	9	8	13%	17	15	13%
Other depreciation and amortization	3	1	200%	6	3	100%
Other operating expenses	84	74	14%	158	141	12%
Total expenses	209	183	14%	404	352	15%
Income before income taxes	56	93	(40)%	113	220	(49)%
Less: net income attributable to noncontrolling interest	12	15	(20)%	24	25	(4)%
Segment profit	$44	$78	(44)%	$89	$195	(54)%

Mortgage Servicing Segment

($ In millions)

	As of June 30,
	2013	2012	Change
Total loan servicing portfolio	$228,637	$192,775	19%
Number of loans serviced	1,259,697	1,100,857	14%
Capitalized loan servicing portfolio	$133,061	$147,894	(10)%
Capitalized servicing rate	0.94%	0.78%
Capitalized servicing multiple	3.2	2.6
Weighted-average servicing fee (in basis points)	29	30

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Average total loan servicing portfolio	$204,961	$186,984	10%	$195,595	$185,551	5%
Average capitalized loan servicing portfolio	134,962	148,864	(9)%	136,813	148,622	(8)%
Payoffs and principal curtailments of capitalized portfolio	10,246	8,412	22%	20,758	16,639	25%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Mortgage net finance expense	$(12)	$(15)	20%	$(24)	$(28)	14%
Loan servicing income	88	100	(12)%	196	221	(11)%
Valuation adjustments related to mortgage servicing rights, net	74	(203)	n/m (1)	63	(229)	n/m (1)
Other income (expense)	—	—	—	—	(1)	100%
Net revenues	150	(118)	n/m (1)	235	(37)	n/m (1)
Salaries and related expenses	14	9	56%	25	19	32%
Occupancy and other office expenses	3	2	50%	6	4	50%
Other depreciation and amortization	1	—	100%	1	—	100%
Other operating expenses	51	67	(24)%	104	162	(36)%
Total expenses	69	78	(12)%	136	185	(26)%
Segment profit (loss)	$81	$(196)	n/m (1)	$99	$(222)	n/m (1)

(1) n/m - Not meaningful

	June 30, 2013		December 31, 2012
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(2)
30 days	2.58%	2.03%	2.45%	1.93%
60 days	0.75%	0.60%	0.64%	0.52%
90 or more days	1.04%	0.95%	0.80%	0.70%
Total(1)	4.37%	3.58%	3.89%	3.15%
Foreclosure/real estate owned(3)	2.49%	2.44%	2.05%	1.92%

(1)         Excluding the subservicing portfolio assumed during the three months ended June 30, 2013, the Company’s total portfolio delinquency and foreclosure/real estate owned based on the number of loans were 3.84% and 2.01%, respectively and based on the unpaid principal balance were 2.97% and 1.79%, respectively.

(2)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(3)         As of June 30, 2013 and December 31, 2012, the total servicing portfolio included 25,978 and 17,329 of loans in foreclosure with an unpaid principal balance of $4.9 billion and $3.0 billion, respectively.   Excluding the subservicing portfolio assumed during the three months ended June 30, 2013, the Company’s total servicing portfolio included 16,080 of loans in foreclosure with an unpaid principal balance of $2.8 billion.

Fleet Management Services Segment

	Average for the			Average for the
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
	(In thousands of units)
Leased vehicles	258	267	(3)%	258	268	(4)%
Maintenance service cards	340	347	(2)%	335	343	(2)%
Fuel cards	311	301	3%	310	299	4%
Accident management vehicles	317	314	1%	309	314	(2)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
	(In millions)
Fleet management fees	$44	$45	(2)%	$87	$92	(5)%
Fleet lease income	343	338	1%	675	674	—
Other income	20	18	11%	39	36	8%
Net revenues	407	401	1%	801	802	—
Salaries and related expenses	18	16	13%	36	32	13%
Occupancy and other office expenses	4	3	33%	7	7	—
Depreciation on operating leases	305	303	1%	607	604	—
Fleet interest expense	14	18	(22)%	30	36	(17)%
Other depreciation and amortization	3	2	50%	5	5	—
Other operating expenses	42	37	14%	74	72	3%
Total expenses	386	379	2%	759	756	—
Segment profit	$21	$22	(5)%	$42	$46	(9)%

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	June 30, 2013		December 31, 2012
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$827	1.3%	$424	2.2%
Term notes, in revolving period	1,650	0.9%	1,593	1.0%
Variable-funding notes	1,036	2.1%	1,415	1.6%
Other	22	5.0%	25	5.1%
Vehicle Management Asset-Backed Debt	3,535		3,457
Secured Canadian credit facility	—	—%	—	—%
Committed warehouse facilities	1,552	2.1%	1,875	2.0%
Uncommitted warehouse facilities	—	—%	—	—
Servicing advance facility	65	2.7%	66	2.7%
Mortgage Asset-Backed Debt	1,617		1,941
Term notes	732	8.5%	732	8.5%
Convertible notes(2)	439	5.0%	424	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,171		1,156
Total	$6,323		$6,554

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $61 million and $76 million as of June 30, 2013 and December 31, 2012, respectively.  The effective interest rate of the Convertible notes is 13%, which includes the accretion of the discount and issuance costs.  Excludes $148 million and $195 million as of June 30, 2013, and December 31, 2012, respectively, related to the if-converted value of the 2017 Convertible notes, as the conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of June 30, 2013 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$1,650	$1,650	$—
Variable-funding notes	2,276	1,036	1,240
Secured Canadian credit facility	119	—	119
Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,155	1,552	1,603
Servicing advance facility	120	65	55
Unsecured credit facilities(1)	305	—	305

(1)         Capacity amount shown reflects the contractual maximum capacity of the facility.  The available capacity of this facility is subject to the satisfaction of compliance with a borrowing base coverage ratio test.

Capacity for Mortgage asset-backed debt shown above excludes $2.3 billion not drawn under uncommitted facilities, and $380 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Income (loss) before income taxes — as reported	$158	$(80)	$254	$44
Less: net income attributable to noncontrolling interest	12	15	24	25
Segment profit (loss)	146	(95)	230	19
Market-related fair value adjustments (1)	(155)	145	(237)	102
Net derivative loss (gain) related to MSRs	1	(2)	17	3
Core (loss) earnings (pre-tax)	$(8)	$48	$10	$124

Net income (loss) attributable to PHH Corporation — as reported	$90	$(57)	$142	$18
Market-related fair value adjustments, net of taxes (1)(2)	(93)	85	(142)	60
Net derivative loss (gain) related to MSRs, net of taxes(2)	1	(1)	10	2
Core (loss) earnings (after-tax)	$(2)	$27	$10	$80

Basic earnings (loss) per share attributable to PHH Corporation — as reported	$1.58	$(1.00)	$2.48	$0.32
Market-related fair value adjustments, net of taxes (1)(3)	(1.63)	1.51	(2.48)	1.06
Net derivative loss (gain) related to MSRs, net of taxes(3)	0.02	(0.02)	0.18	0.03
Core (loss) earnings per share	$(0.03)	$0.49	$0.18	$1.41

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)

For the three and six months ended June 30, 2013, an incremental effective tax rate of 40% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 41% for the three and six months ended June 30, 2012.

(3)

Basic weighted-average shares outstanding of 57.321 million and 56.804 million for the three months ended June 30, 2013 and 2012, respectively and 57.285 million and 56.730 million for the six months ended June 30, 2013 and 2012, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Second Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit	$44	$81	$21	$—
Market-related fair value adjustments(1)	—	(155)	—	—
Net derivative loss (gain) related to MSRs	—	1	—	—
Core earnings (loss)	$44	$(73)	$21	$—

	Second Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$78	$(196)	$22	$1
Market-related fair value adjustments(1)	—	145	—	—
Net derivative loss (gain) related to MSRs	—	(2)	—	—
Core earnings (loss)	$78	$(53)	$22	$1

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Six Months Ended June 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit	$89	$99	$42	$—
Market-related fair value adjustments(1)	—	(237)	—	—
Net derivative loss related to MSRs	—	17	—	—
Core earnings (loss)	$89	$(121)	$42	$—

	Six Months Ended June 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$195	$(222)	$46	$—
Market-related fair value adjustments(1)	—	102	—	—
Net derivative loss related to MSRs	—	3	—	—
Core earnings (loss)	$195	$(117)	$46	$—

(1)   Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net increase (decrease) in Cash and cash equivalents	$117	$(175)	$215	$286
Adjustments:
Decrease in unsecured borrowings	—	201	—	9
Issuances of common stock	(1)	—	(1)	—
Adjusted cash flow	$116	$26	$214	$295

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	June 30,	December 31,
	2013	2012

PHH Corporation stockholders’ equity — as reported	$1,662	$1,526
Goodwill	(25)	(25)
Intangible assets	(30)	(31)
Tangible book value	$1,607	$1,470
Common shares issued and outstanding	57,105,651	56,975,991
Tangible book value per share	$28.14	$25.80